Maine & Maritimes Corporation Announces 2009 First Quarter Earnings Results

PRESQUE ISLE, ME -- (Marketwire - May 11, 2009) - Maine & Maritimes Corporation (NYSE Amex: MAM) reported consolidated first quarter 2009 basic and diluted net income of $0.84 per share, or $1.41 million, compared to first quarter 2008 net income of $1.17 per share, or $1.97 million.

According to Brent M. Boyles, President and CEO of Maine & Maritimes Corporation, "Revenue at the utility was lower than the first quarter of 2008, reflecting the downturn in the economy, primarily in the wood and lumber industry. In addition, MAM Utility Services Group has fewer projects than it did last year. There have been increased operations and maintenance expenses at Maine Public Service. However, MAM USG has several outstanding bids on projects and MPS continues to pursue opportunities for a jointly-owned transmission project that has the potential of connecting northern Maine to the New England electrical network. We believe we are well positioned to utilize our utility experience to pursue additional electrical infrastructure services and provide growth for our shareholders."

Statistical Highlights:

Unaudited

(in thousands except share and per share amounts)

                                                       Three Months Ended
                                                            March 31,
                                                        2009       2008
                                                      ---------- ---------
Regulated Operating Revenues                          $   10,102 $  10,891
Unregulated Operating Revenues                               194     1,296
                                                      ---------- ---------
Total Operating Revenues                              $   10,296 $  12,187
                                                      ========== =========

Income from Continuing Operations Allocable to Common
 Shareholders                                         $    1,406 $   1,975
Loss from Discontinued Operations                              -        (9)
                                                      ---------- ---------
Total Consolidated Net Income                         $    1,406 $   1,966
                                                      ========== =========

Basic and Diluted Income per Common Share from
 Continuing Operations                                $     0.84 $    1.18
Basic and Diluted Loss per Common Share from
 Discontinued Operations                                       -     (0.01)
                                                      ---------- ---------
Total Income per Common Share                         $     0.84 $    1.17
                                                      ========== =========

Average Shares Outstanding:
Basic                                                  1,679,699 1,677,862
Diluted                                                1,680,402 1,678,038

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services, including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications, Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com